Exhibit (a)(1)(E)

DRAFT E-MAIL CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

This email confirms our receipt of your Notice of Withdrawal rejecting the Offer, as described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated October 23, 2008, including all attachments thereto (the “Offer to Exchange”), made available to Eligible Employees holding Eligible Options of Exar Corporation and its Eligible Subsidiaries (the “Company” or “Exar”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer to Exchange. Please note that your submitted Notice of Withdrawal nullifies your previously submitted Election Form and completely withdraws you from the Offer.

To change your mind and re-accept the Offer, you must deliver a new properly completed, signed and dated Election Form to Jennifer Hawkins (the “Exchange Administrator”) in accordance with the instructions to the Election Form at any time prior to the Expiration Time (currently expected to be 5:00 p.m., U.S. Pacific Time, on November 21, 2008, unless Exar extends the Offer). To obtain an Election Form, please contact the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com.

You may submit questions about the Offer to Exchange to the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com.